NI Holdings, Inc. Reports Third Quarter 2022 Results

FARGO, North Dakota, November 7, 2022 – NI Holdings, Inc. (NASDAQ: NODK) announced today results for quarter ended September 30, 2022.

Summary of Third Quarter 2022 Results

(All comparisons vs. the third quarter of 2021, unless noted otherwise)

•	Direct written premiums increased 17.8% to $81.1 million, driven by our Non-Standard Auto and Commercial segments.
•	Net earned premiums increased 9.0% to $89.5 million.
•	Combined Ratio of 114.4% versus 110.8%, driven by elevated loss costs as a result of higher inflation, a catastrophe loss event in North Dakota during the current quarter, and development of the catastrophe events that occurred during the second quarter of 2022.
•	Total pre-tax catastrophe losses, net of reinsurance, of $19.6 million for the quarter and $68.7 million year-to-date, which adversely impacted the third quarter and year-to-date combined ratios by 22.7 and 28.5 percentage points, respectively.
•	Net investment losses of $2.9 million for the quarter and $19.5 million year-to-date, driven by unfavorable equity market conditions.
•	Loss per share of $0.47 compared to loss per share of $0.22.
•	The Company repurchased 62,175 shares of common stock at an average price of $15.11 per share for a total of $0.9 million during the quarter.

	Three Months Ended September 30,			Nine Months Ended September 30,
Dollars in thousands, except per share data (unaudited)	2022	2021	Change	2022	2021	Change
Direct written premiums	$81,147	$68,905	17.8%	$301,642	$266,877	13.0%
Net earned premiums	$89,532	$82,173	9.0%	$243,615	$221,589	9.9%
Loss and LAE ratio	88.1%	80.0%	8.1 pts	93.5%	74.7%	18.8 pts
Expense ratio	26.3%	30.8%	(4.5 pts)	30.0%	31.7%	(1.7 pts)
Combined ratio	114.4%	110.8%	3.6 pts	123.5%	106.4%	17.1 pts
Net income (loss) attributable to NI Holdings	($9,985)	($4,737)	nm	($53,986)	$2,288	nm
Return on average equity	(15.4%)	(5.5%)	(9.9 pts)	(24.3%)	0.9%	(25.2 pts)
Basic earnings (loss) per share	($0.47)	($0.22)	nm	($2.53)	$0.11	nm
nm = not meaningful

Management Commentary

“We are pleased with the premium growth we experienced across all segments this quarter,” said Michael J. Alexander, President and Chief Executive Officer. “Growth was particularly strong in our non-standard auto segment, driven by new business and rate increases implemented earlier this year. Elevated loss costs due to the current inflationary environment and labor and materials shortages continue to challenge the industry. The catastrophe losses we experienced in the second quarter continued to develop adversely as new claims were reported and payments for existing losses increased.

From an investment perspective, our earnings were once again negatively impacted by the challenging equity market conditions along with our shareholders’ equity continuing to be adversely impacted by the rising interest rate environment. However, we are beginning to benefit from higher interest rates as our portfolio turns over and we reinvest in higher yielding securities.

Despite these difficult market conditions, we remain committed to pursuing profitable growth opportunities, taking meaningful rate and underwriting actions, and maintaining a high-quality and conservatively managed investment portfolio.”

Securities and Exchange Commission (SEC) Filings

The Company’s Quarterly Report on Form 10-Q and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak Insurance’s wholly-owned subsidiaries American West and Primero, and its affiliate Battle Creek; Direct Auto; and Westminster.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, including investment performance and yields, business prospects, growth and operating strategies, the impact of pricing and underwriting changes on operating results, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Karin Daly

Vice President, The Equity Group, Inc.
(212) 836-9623
kdaly@equityny.com